FOR IMMEDIATE RELEASE
JULY 7, 1998
                                                              INVESTOR CONTACTS:
                                              AUBREY K. McCLENDON (405) 879-9226
                                               MARCUS C. ROWLAND, (405) 879-9232

                                                                  MEDIA CONTACT:
                                                            THOMAS S. PRICE, JR.
                                                                  (405) 879-9257


                       CHESAPEAKE ANNOUNCES 1999 GOALS AND
                 INITIATES PROCESS TO ENHANCE SHAREHOLDER VALUE,
                INCLUDING POSSIBLE SALE OR MERGER OF THE COMPANY

OKLAHOMA CITY, OKLAHOMA, JULY 7, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) announced today that its Board of Directors has authorized management to explore alternatives to enhance shareholder value, including a possible sale or merger of the company, based upon the Board's opinion that the market is substantially undervaluing its assets and exploration potential.

              BOARD AUTHORIZES PROCESS TO ENHANCE SHAREHOLDER VALUE

Aubrey K. McClendon, Chesapeake's Chairman and CEO, today announced, "Chesapeake's Board of Directors has authorized management to explore various alternatives to enhance shareholder value, including a sale or merger of the company. With our attractive Mid-Continent and Canadian natural gas assets and with initial drilling results from three of our four major natural gas exploration projects expected in the next 30-60 days, we believe the full value of Chesapeake's assets are not recognized by the market. As owners of approximately 30% of the company's common stock, management and the Board are committed to seeing that Chesapeake's shareholders are able to realize the full benefit of their investment in our company. The company has begun the process of selecting financial advisors."

In addition, recognizing the company's attractive natural gas asset base and its low stock price, Chesapeake's Board of Directors has unanimously adopted a Shareholder Rights Plan designed to deter coercive takeover tactics and to prevent a change of control from occurring without all shareholders receiving a fair price. The company will distribute a letter in the near future detailing the terms of the Shareholder Rights Plan.

                      CHESAPEAKE'S 1999 TARGETS ESTABLISHED

With the company's Mid-Continent and Canadian natural gas growth strategies in place, Chesapeake expects its 1999 production to reach 140-145 billion cubic feet of natural gas equivalent, of which 75% should be natural gas. If these production goals for 1999 are realized, and based on average realized wellhead prices of $18.00 per barrel of oil and $2.40 per mcf of natural gas, the company believes earnings, before interest expense, taxes, depreciation and amortization (EBITDA) could total $270 million. These goals also anticipate a 1999 drilling capital expenditure budget of approximately $200 million and a cost structure of $0.52 per mcfe for lease operating and production tax expenses and $0.15 per mcfe for general and administrative expense.

For the quarter ending June 30, 1998, the company expects to report a loss of up to $250 million, largely the result of a full cost ceiling writedown caused by lower oil and gas prices and the accounting treatment for various acquisitions completed during the second quarter. As of June 30, 1998, the company believes its proved oil and gas reserves were approximately 1,250 bcfe, of which 75% are natural gas. Of its total proved reserves, 65% are located in the Mid-Continent, 15% along the Gulf Coast, and 20% in Canada and elsewhere. The company's goal is to increase its proved reserves during the next year to 1,350-1,400 bcfe.

The company's current long-term debt is $920 million, which carries a weighted average interest rate of 9.1% and has no maturities scheduled until 2004. During the past month, the company has reduced its outstanding common share count to 101 million from 106 million shares as a result of a $20 million common stock repurchase program. Additionally, as of June 30, 1998, the company's cash balance was approximately $60 million and the company's investments in other companies, its gas marketing and gathering assets, undeveloped leasehold and other assets have a remaining book value of approximately $225 million.

                                      ####

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed as Form 10-Q for the 1998 first quarter ended March 31, 1998.



                                       6